                                                                   Exhibit 10.13

                            BUSINESS LOAN AGREEMENT


          This Agreement is entered into as of April 14, 1995, between Bank of America National Trust and Savings Association, a national banking association (the "Bank") and Hollywood Park, Inc., a Delaware corporation ("Borrower").

1.   FACILITY NO. 1 CREDIT AMOUNT AND TERMS

          1.1  Revolving Line of Credit Amount.

               (a) During the availability period described below, the Bank will provide a revolving line of credit to the Borrower. The principal amount of the revolving line of credit (the "Facility No. 1") is Fifteen Million Dollars ($15,000,000).

               (b) This is a revolving line of credit with a within line facility for standby letters of credit. During the availability period, the Borrower may repay principal amounts, without any premium or penalty except as expressly set forth herein, and reborrow them.

               (c) Each advance requested by the Borrower must be for at least One Hundred Thousand Dollars ($100,000), or for the amount of the remaining available line of credit, if less.

               (d) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding undrawn amounts of any standby letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed Facility No. 1.

          1.2 Availability Period. The line of credit shall be available to the Borrower from the date of this Agreement until May 1, 1997 (the "Expiration Date Facility No. 1") unless the Bank has elected to stop making additional credit available to the Borrower or to terminate the line of credit, in each instance, following the occurrence and during the continuance of an Event of Default, it being acknowledged and agreed by the Borrower that the occurrence of an Event of Default under

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

paragraph 9.3 of this Agreement shall automatically terminate the line of credit available hereunder.

          1.3  Interest Rate.

               (a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

               (b) The "Reference Rate" is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

          1.4  Repayment Terms.

               (a) The Borrower will pay interest on the outstanding principal balance of this line of credit on the last banking day of the calendar month in which the first advance is made and on the last banking day of each calendar month thereafter until payment in full of any principal outstanding under this line of credit.

               (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date Facility No. 1. Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Expiration Date Facility No. 1.

          1.5 Optional Interest Rates. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of this line of credit bear interest at the rates described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last banking day of every calendar month and on the last day of each interest period. If any interest period would end on a day which is not a banking

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

day, that interest period shall be extended to the next succeeding banking day. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower shall have designated another optional interest rate for the portion.

          1.6 Fixed Rate. The Borrower may elect to have all or portions of the principal balance of this line of credit bear interest at the Fixed Rate, subject to the following requirements:

               (a) The "Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply to the elected portion of the outstanding principal balance of this line of credit during the applicable interest period.

               (b) The interest period during which the Fixed Rate will be in effect will be no shorter than 15 days and no longer than one year.

               (c) Each Fixed Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

               (d) The Borrower may not elect a Fixed Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

               (e) Any portion of the principal balance of the line of credit already bearing interest at the Fixed Rate will not be converted to a different rate during its interest period.

               (f) Each prepayment of a Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the principal amount prepaid, and a prepayment fee equal to the amount (if any) by which:

                    (i) the additional interest which would have been payable on the principal amount prepaid had it not been paid until the last day of the interest period, exceeds

                    (ii) the interest which would have been recoverable by the Bank by placing the principal amount prepaid on deposit in the certificate of deposit market

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

          for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

          1.7 Offshore Rate. The Borrower may elect to have all or portions of the principal balance of this line of credit bear interest at the Offshore Rate plus 1.75 percentage points.

     Designation of an Offshore Rate portion is subject to the following requirements:

               (a) The interest period during which the Offshore Rate will be in effect will be one year or less. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

               (b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000) for interest periods of 30 days or longer. For shorter maturities, each Offshore Rate portion will be for an amount which when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

               (c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

         Offshore Rate =        Grand Cayman Rate
                           ---------------------------
                           (1.00 - Reserve Percentage)

    Where,

                   (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

                   (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages, all as required by Regulation D or any replacement thereof or similar law or regulation.

              (d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

              (e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

              (f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

                   (i) the additional interest which would have been payable on the principal amount prepaid had it not been paid until the last day of the interest period, exceeds

                   (ii) the interest which would have been recoverable by the Bank by placing the principal amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

              (g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

                   (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore Dollar inter-bank market; or

                   (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

         1.8 Standby Letters of Credit. This line of credit may be used for standby letters of credit subject to the following limitations:

               (i) the maximum maturity of each such letter of credit may not exceed 395 days beyond its date of issuance.

               (ii) The aggregate undrawn amount of such standby letters of credit outstanding at any one time (including amounts drawn on such letters of credit and not yet reimbursed) may not exceed Five Million Dollars ($5,000,000).

The Borrower agrees:

               (a) prior to the Expiration Date Facility No. 1, any sum drawn under a standby letter of credit may, at the option of the Borrower, be added to the principal amount outstanding under this Agreement provided no Event of Default has occurred and is continuing or would result from an extension of credit under this Agreement. Any amount so added to the principal amount outstanding will bear interest at the Reference Rate or other rate selected by the Borrower pursuant to the provisions hereof and be due as provided in this Agreement with respect to the revolving line of credit.

               (b) if the Bank declares an Event of Default under this Agreement, and if additional credit is not available to the Borrower under this Agreement, at the Bank's request, to immediately deliver cash collateral to the Bank in an amount not less than the undrawn amount of the outstanding standby letters of credit (including amounts drawn and not yet reimbursed).

               (c) the issuance of any standby letter of credit and any amendment to a standby letter of credit must be in form and content reasonably satisfactory to the Bank and in favor of a beneficiary reasonably acceptable to the Bank.

               (d) to sign the Bank's Application and Agreement for Standby Letters of Credit in the form of Exhibit A attached hereto or any such Standard Application and Agreement than in use by the Bank. The provisions of this Agreement shall prevail over any conflicting provisions in any such Standby Letter of Credit Application and Agreement.

               (e) to pay an issuance fee on the undrawn amount of each standby letter of credit at the rate of one percent (1.0%) per annum and such other customary, incidental fees in the ordinary course such as for amendments, payments and processing and the Bank's reasonable out of pocket expenses at the times and in the amounts the Bank advises the Borrower from time to time as being applicable to the Borrower's standby letters of credit.

               (f) to allow the Bank to automatically charge the Borrower's account number 14174-02000 at Bank's Century City Regional Commercial Banking Office (the "Designated Account") for fees and other charges applicable to any standby letter of credit pursuant to the provisions hereto.

2.   FACILITY NO. 2 LINE OF CREDIT, TERM LOAN, AMOUNT AND TERMS.

     2.1  Line of Credit Amount.

          (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No. 2") is equal to (i) Thirty Million Dollars ($30,000,000) ("Facility No. 2 Option No. 1"), or (ii) Sixty Million Dollars ($60,000,000) ("Facility No. 2 Option No. 2"). During the availability period the Borrower may chose Facility No. 2 Option 2 if the following conditions are met:

               (1) Sunflower Racing, Inc., and SR Food & Beverage, Inc. guaranty the obligations of Borrower hereunder in the amount of Seventy-Five Million Dollars ($75,000,000).

               (2) The proceeds of Facility No. 2 Option No. 2 are to be used to repay the debts of Sunflower Racing, Inc.

               (3) The Subordination Agreement described in Paragraph 5.2(b) has been received by the Bank.

          (b) This is a revolving line of credit for advances with a term repayment option. During the availability period, the Borrower may repay principal amounts and reborrow them.

          (c) Each advance must be for at least One Hundred Thousand Dollars ($100,000), or for the amount of the remaining available line of credit, if less.

          (d) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Facility No. 2.

     2.2 Availability Period. The line of credit is available from the date of this Agreement until May 1, 1996 (the "Expiration Date Facility No. 2") unless the Bank has elected to stop making additional credit available to the Borrower or to terminate this line of credit, in each instance, upon the occurrence and during the continuance of an Event of Default, it being acknowledged and agreed by the Borrower that occurrence of an Event of Default under paragraph 9.3 of this Agreement shall automatically terminate the line of credit available hereunder.

     2.3  Interest Rate

          (a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate plus twenty-five basis points.

          (b) The "Reference Rate" is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

     2.4  Repayment Terms

          (a) The Borrower will pay the interest on the outstanding principal balance outstanding hereunder on the last banking day of the calendar month in which the first advance is made and on the last banking day of each calendar month thereafter until payment in full of any principal outstanding under this line of credit.

          (b) The Borrower will repay the principal amount outstanding on the Expiration Date Facility No. 2 in eighty-four successive equal monthly installments starting June 1, 1996. On May 1, 2003 the Borrower will repay the remaining principal balance plus any interest then due.

          (c) The Borrower may prepay the loan in full or in part at any time. Without premium or penalty whatsoever except as specifically provided herein. The prepayment will be applied to the most remote installment of principal due under this Agreement.

     2.5 Optional Interest Rates. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period and during the term repayment period) bear interest at the rates described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last banking day of each calendar month and on the last day of each interest period. If any interest period would end on a day which is not a banking day, that interest period shall be extended to the next succeeding banking day. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

     2.6 Fixed Rate. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Fixed Rate, subject to the following requirements:

          (a) The "Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply to the elected portion during the applicable interest period.

          (b) The interest period during which the Fixed Rate will be in effect will be no shorter than 15 days and no longer than one year.

          (c) Each Fixed Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

          (d) The Borrower may not elect a Fixed Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

          (e) Any portion of the principal balance of the line of credit already bearing interest at the Fixed Rate will not be converted to a different rate during its interest period.

          (f) Each prepayment of a Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the principal amount prepaid, and a prepayment fee equal to the amount (if any) by which:

               (i) the additional interest which would have been payable during the interest period on the principal amount prepaid had it not been prepaid, exceeds

               (ii) the interest which would have been recoverable by the Bank by placing the principal amount prepaid on deposit in the certificate of deposit market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the principal amount prepaid, if earlier).

     2.9 Offshore Rate. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate plus two percentage points:

     Designation of an Offshore Rate portion is subject to the following requirements:

               (a) The interest period during which the Offshore Rate will be in effect will be one year or less. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

               (b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000) for interest periods of 30 days or longer. For shorter maturities, each Offshore Rate portion will be for an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

               (c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

         Offshore Rate =        Grand Cayman Rate
                           ---------------------------
                           (1.00 - Reserve Percentage)

    Where,

                   (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

                   (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages as are required by Regulation D or any replacement thereof or similar law or regulation.

              (d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

              (e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

              (f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

                   (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

                   (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

              (g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

                   (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore Dollar inter-bank market; or

                   (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

3.  FEES, EXPENSES AND DEPOSITS

         3.1 Facility Fee. The Borrower agrees to pay a fee of Eighteen Thousand Seven Hundred Fifty Dollars ($18,750) as a fee for Facility No. 1, and a fee of Twenty-Five Thousand Dollars ($25,000) for the Facility No. 2, both upon execution of this Agreement.

         3.2 Conversion Fee. The Borrower agrees to pay a fee of Seventy-Five Thousand Dollars ($75,000) upon converting the outstanding principal of Facility No. 2 to a term loan.

         3.3 Expenses. The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

4.  DISBURSEMENTS, PAYMENTS AND COSTS

         4.1 Requests for Credit. Except as permitted in paragraph 4.3 below, each request for an extension of credit will be made in writing in the form of the Borrowing Request attached hereto as Exhibit B.

         4.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:

               (a) made at the Bank's Century City Regional Commercial Banking Office, or other location reasonably selected by the Bank from time to time after not less than 15 banking days prior written notice to the Borrower;

               (b) made for the account of the Bank's branch selected by the Bank from time to time;

               (c)  made in immediately available funds;

               (d) evidenced by records kept by the Bank absent manifest error. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes to evidence either Facility No. 1 or Facility No. 2 and the principal balance outstanding thereunder which promissory notes shall be made expressly subject to all of the terms and conditions of this Agreement.

          4.3  Telephone Authorization.

               (a) The Bank may honor telephone instructions for advances, issuance of standby letters of credit or repayments or for the designation of optional interest rates given by any one of the individual signer(s) of this Agreement or a person or persons authorized by any one of the signer(s) of this Agreement.

               (b) Advances will be deposited in and repayments will be withdrawn from Borrower's account number 14174-02000, at the Bank's Century City Regional Commercial Banking Office or such other accounts with the Bank as designated in writing by the Borrower.

               (c) The Borrower will provide written confirmation to the Bank of any telephone instructions within 7 days. If there is a discrepancy and the Bank has already acted on the telephone instructions, the telephone instructions will prevail over the written confirmation.

               (d) The Borrower will indemnify and excuse the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions for advances, issuance of standby letters of credit, repayments or for the designation of optional interest rates it reasonably believes are made by any individual authorized by the Borrower to give such instructions; provided, however, that the Bank shall not be indemnified for its own gross negligence or wilful misconduct. This indemnity and excuse will survive this Agreement's termination.

          4.4  Direct Debit (Pre-Billing)

               (a) The Borrower agrees that the Bank will debit the Designated Account on the date each payment of interest from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

               (b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

               (c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on the Due Date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

                    (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

                    (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

     Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

               (d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the full amount of the debit will be reversed. The Borrower shall receive notice of such reversal in the Borrower's BAMTRACK report from the Bank.

          4.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. All payments and disbursements which would be due on a day which is not a banking day will be due on the next succeeding banking day. All payments received on a day which is not a banking day will be applied to the credit on the next succeeding banking day.

          4.6 Taxes. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes or charges on any payments made by the Borrower, the Borrower will pay the taxes or charges. Upon request by the Bank, the Borrower will confirm that they have paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date of such taxes. This paragraph shall not apply with respect to any taxes which are imposed on or measured by the Bank's net income by any jurisdiction.

          4.7 Additional Costs. The Borrower will pay the Bank, on written demand setting forth in reasonable detail the basis therefor and the calculation thereof, for the Bank's costs or losses arising from any change in any statute or regulation or the interpretation thereof, or any request or requirement of a regulatory agency made after the date of this Agreement and which is applicable to all national banks or a class of all national banks including the Bank and allocable to the loan in a manner reasonably determined by the Bank. The costs include any reserve or deposit requirements and any capital requirements relating to the Bank's assets and commitments for credit.

          4.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

          4.9 Interest on Late Payments. Provided the default rate set forth in paragraph 4.10 of this Agreement is not in effect, at the Bank's sole option in each instance, upon prior written notice to the Borrower, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date until paid at the Bank's Reference Rate plus 2 percentage points. This may result in compounding of interest.

          4.10 Default Rate. Upon the occurrence and during the continuation of any Event of Default under this Agreement, and provided the interest rate set forth in paragraph 4.9 of this Agreement is not in effect, advances under this Agreement will, at the option of the Bank, bear interest at the Bank's Reference Rate plus 3 percentage points. This will not constitute a waiver of any default.

5.  CONDITIONS

          5.1 Conditions For Extension of Initial Credit. The Bank must receive each of the following, in form and content acceptable to the Bank, before it is required to extend initial credit to the Borrower under this
Agreement:

          (a) Authorizations. Corporate resolutions and certificates of incumbency evidencing that the execution, delivery and performance by the Borrower and each guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

          (b) Fees. Payment of the fees required pursuant to paragraph 3.1 of this Agreement

          (c) Amended Articles. Certified copies of the Borrower's and each guarantor's Articles of Incorporation or amended Articles of Incorporation reflecting the Borrower's and each guarantor's current name.

          (d) Good Standing Certificate. A good standing certificate for the Borrower and each guarantor of recent date, certified by the Secretary of the State of the States of Delaware and California for the Borrower and each State of incorporation for each guarantor and each state and where each guarantor is required to be qualified to conduct its business.

          (e) Guaranties. Guaranties signed by Hollywood Park Operating Company, Hollywood Park Fall Operating Company, Hollywood Park Food Services, Inc. and Turf Paradise, Inc., each in the amount of Seventy-Five Million Dollars ($75,000,000).

          5.2  Conditions For Extension of Credit For Facility No. 2 Option No.
2. The Bank must receive the following in form and substance satisfactory to the Bank prior to extending any credit under Facility No. 2 Option No. 2.

          (a) Guaranties. Guaranties signed by Sunflower Racing, Inc., and SR Food & Beverage, Inc., provided for in subparagraph 2.(a)(1) hereof.

          (b) Subordination Agreement. A Subordination Agreement executed by R.D. Hubbard and acknowledged by the Borrower and Sunflower Racing, Inc. relating to the obligations of Sunflower Racing, Inc. due to R.D. Hubbard.

6.   REPRESENTATIONS AND WARRANTIES

          The Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation that:

          6.1 Organization of Borrower. The Borrower and each guarantor is a corporation duly formed and existing under the laws of their respective states of incorporation.

          6.2 Authorization. This Agreement, and any instrument or agreement required to be executed by the Borrower or any guarantor, pursuant to this Agreement, are within the Borrower's and the appropriate guarantor's powers, have been duly authorized, and do not conflict with any of the organizational documents of the party executing same.

          6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required to be executed by the Borrower, or either of them, pursuant to this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable.

          6.4 Good Standing. In each state in which the Borrower and each guarantor does business, it is properly licensed, in good standing, and in compliance with fictitious name statutes in each instance where failure to comply will have a material adverse effect on the business of the Borrower and the guarantors taken as a whole.

          6.5 No Conflicts. The execution, delivery and performance of this Agreement by the Borrower and any guaranty by any guarantor does not violate any law, material agreement, or obligation by which the Borrower or any guarantor is bound or affected.

          6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank has been or will be prepared in accordance with GAAP and presents or will present fairly the financial condition of the Borrower or any applicable guarantor. Subject, however, to year-end adjustments with respect to interim financial statements.

          6.7 Lawsuits. To the knowledge of the Borrower, there is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any guarantor which, if lost, would materially impair the financial condition of the Borrower and the guarantors taken as a whole or their collective ability to repay the loan, except as have been disclosed in writing to the Bank including, without limitation, disclosure in the financial statements of the Borrower.

          6.8 Permits, Franchises. The Borrower and each guarantor possesses all material permits, memberships, franchises, contracts and licenses required and all material trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged; provided that, any failure by the Borrower or any guarantor to have any of the foregoing rights, licenses and/or privileges shall not constitute a breach of this representation and warranty if such failure would not materially impair the collective ability of the Borrower and the guarantors to repay the loan.

          6.9 Income Tax Returns. The Borrower does not have any knowledge of any pending material assessments or material adjustments of its income tax for any year, except as have been disclosed in writing to the Bank including, without limitation, disclosure in the financial statements of the Borrower.

          6.10 No Event of Default. No event has occurred and is continuing or would result from the extension of credit under this Agreement which constitutes or would constitute an Event of Default or which, upon a lapse of time or notice or both, would become an Event of Default.

          6.11 ERISA Plans.

               (a) The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

               (b) No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30 day notice.

               (c) No action by the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

               (d) No proceeding has been commenced with respect to a Plan under
     Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

               (e) The following terms have the meanings indicated for purposes of this Agreement:

                    (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                    (ii) "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

                    (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                    (iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

          6.12 Location of Borrower. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed in paragraph 10.9 of this Agreement, unless otherwise indicated by the Borrower in a notice to the Bank pursuant to paragraph 7.12 of this Agreement.

7.  COVENANTS

          The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full, unless the Bank waives compliance in writing:

          7.1 Use of Proceeds. To use the proceeds of Facility No. 1 only for working capital and general corporate purposes and the proceeds of the Facility No. 2 only and for acquisition/build out of operating race tracks and/or card clubs including gaming expansion at such race tracks and card clubs, and for working capital and general corporation purposes, provided, that, Borrower may only use the proceeds of Facility No. 2 Option No. 2 to repay in full the existing debts of Sunflower Racing, Inc.

          7.2 Financial Information. To provide the following financial information and statements and such additional information as reasonably requested by the Bank from time to time:

               (a) Within 90 days after the end of each fiscal year of Borrower, Borrower's consolidated financial statements for such year audited by an independent certified public accountant together with an unqualified opinion of such certified public accountant and with consolidating schedules prepared by the Borrower.

               (b) Within 45 days after the end of each quarterly accounting period of Borrower, Borrower's consolidated financial statements for such period prepared by Borrower and with consolidating schedules prepared by the Borrower.

               (c) Within 45 days after the end of each quarterly accounting period and within 90 days after the end of each fiscal year of Borrower, a Compliance Certificate certified by the Chief Financial Officer of Borrower substantially in the form of Exhibit C to this Agreement and any Current Report on Form 8-K filed during such quarterly accounting period.

               (d) Within 30 days after the end of each fiscal year of the Borrower, a one-year operating plan on a consolidated and consolidating basis and by business unit as determined by the Borrower, to include a balance sheet and an income statement presented on a quarterly and annual basis.

               (e) Within 45 days after the end of each quarter of the Borrower, a listing of all capital expenditures of the Borrower segregating maintenance from construction or acquisition expenditures involving new ventures or developments.

               (f) Within 3 days after filing, copies of Borrower's Annual Report on Form 10-K and Borrower's Quarterly Report on Form 10-Q.

               (g) Promptly, but no later than 10 banking days following written request therefor, such financial information concerning the Borrower's or any guarantor's business activities and financial condition as may be reasonably required by the Bank following the occurrence of an event, which, in the Bank's reasonable judgement as set forth in detail in said written request, materially adversely impairs the ability of Borrower or any guarantor to perform their respective obligations under this Agreement.

          7.3  Tangible Net Worth.

               A. If Facility No. 2 Option No. 1 is in effect, to maintain on a basis with all of its subsidiaries, except Sunflower Racing, Inc. and its subsidiaries, tangible net worth equal to at least the amounts indicated for each period specified below:


           Quarter Ending           Amount
          -----------------      ------------
          December 31, 1994      $145,000,000

          December 31, 1995      $149,500,000

          December 31, 1996      $144,500,000

          Thereafter on a
          quarterly basis        $144,500,000 plus the sum of
                                 65% of net profits with no
                                 adjustment for net losses.

     For the above "tangible net worth" means the gross book value of the assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles), less total liabilities as reported on the Borrower's balance sheet, including but not limited to accrued and deferred income taxes, and any reserves against assets.

               B. If Facility No. 2 Option No. 2 is in effect to maintain on a consolidated basis (including Sunflower Racing, Inc. and its subsidiaries for purposes hereof) tangible net worth equal to at least the amounts indicated for each period specified below:

            Quarter Ending          Amount
          -----------------      ------------
          December 31, 1994      $164,000,000

          December 31, 1995      $170,000,000

          December 31, 1996      $165,000,000

          Thereafter on a
          quarterly basis        $165,000,000 plus the sum of
                                 65% of net profits with no
                                 adjustment for net losses.

     For the above "tangible net worth" means the gross book value of the assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles), plus debt subordinated to the obligations of the Borrower hereunder in a manner reasonably acceptable to the Bank less total liabilities as reported on the Borrower's balance sheet, including but not limited to accrued and deferred income taxes, and any reserves against assets.

          7.4  Leverage Ratio.

               A. If Facility No. 2 Option No. 1 is in effect to maintain on a consolidated basis with all of its subsidiaries, except Sunflower Racing, Inc. and its subsidiaries, a ratio of total liabilities tangible net worth not exceeding 0.50:1.00.

     "Total liabilities" means the sum of current liabilities plus long term liabilities, less liabilities due for Horseman's Purses, Stakes and Awards (as set forth on the balance sheet) not to exceed an amount equal to Restricted Cash (as set forth on the balance sheet) held by the Borrower as reserve for such liabilities.

     "Tangible net worth" has the same meaning as in Paragraph 7.3.A.

               B. If Facility No. 2 Option No. 2 is in effect to maintain on a consolidated basis a ratio of total liabilities not subordinated to tangible net worth not exceeding the amounts indicated for each period specified below:

         Period                      Ratio
         ------                      -----
    December 31, 1994
    through December 31, 1995      .70:1.00

    March 31, 1996 through
    December 31, 1996              .65:1.00

    March 31, 1997 through
    December 31, 1997              .55:1.00

    March 31, 1998 and
    thereafter                     .50:1.00

    "Total liabilities not subordinated" means the sum of current liabilities plus long term liabilities, excluding liabilities subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank, or using the Bank's standard form less liabilities due for Horseman's Purses, Stakes and Awards (as set forth on the balance sheet) not to exceed an amount equal to Restricted Cash (as set forth on the balance sheet) held by the Borrower as reserve for such liabilities.

    "Tangible net worth" has the same meaning as in Paragraph 7.3B.

          7.5  Fixed Charge Coverage Ratio.

              A. If Facility No. 2 Option No. 1 is in effect to maintain on a consolidated basis with all of its subsidiaries, except Sunflower Racing, Inc. and its subsidiaries, Fixed Charge Coverage Ratio of at least the amounts indicated for each period specified below:

         Period                   Ratio
         ------                 ---------

    March 31, 1995 through
    December 31, 1995           1.05:1.00

    March 31, 1996 through
    June 30, 1996                .75:1.00

    September 30, 1996           .90:1.00

    December 31, 1996            .95:1.00

    March 31, 1997 and
    quarterly thereafter        1.15:1.00

    "Fixed Charge Debt Coverage Ratio" means the ratio of earnings before interest expense, income taxes, depreciation and amortization divided by the sum of interest expense, cash income taxes paid, current portion of long-term debt, cash dividends paid and maintenance capital expenditures. For 1994 only, non-recurring charges of $2,964,000 associated with the purchase of Turf Paradise and the opening of the Hollywood Park Casino are eliminated from the calculation. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding fiscal quarters. The current portion of long term liabilities will be measured as of the last day of the preceding fiscal year.

              B. If Facility No. 2 Option No. 2 is in effect to maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least the amounts indicated for each period specified below:

         Period                   Ratio
         ------                 ---------

    March 31, 1995 through
    December 31, 1995           1.05:1.00

    March 31, 1996 through
    June 30, 1996                .75:1.00

    September 30, 1996           .90:1.00

    December 31, 1996            .95:1.00

    March 31, 1997 and
    quarterly thereafter        1.15:1.00

    "Fixed Charge Debt Coverage Ratio" means the ratio of earnings before interest expense, income taxes, depreciation and amortization divided by the sum of interest expense, cash income taxes paid, current portion of long-term debt, cash dividends paid and maintenance capital expenditures. For 1994 only, non-recurring charges of $2,964,000 associated with the purchase of Turf Paradise and the opening of the Hollywood Park Casino are eliminated from the calculation. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding fiscal quarters. The current portion of long term liabilities will be measured as of the last day of the preceding fiscal year.

          7.6  Quick Ratio.

              A. If Facility No. 2 Option No. 1 is in effect to maintain on a consolidated basis with all of its subsidiaries, except Sunflower Racing, Inc. and its subsidiaries, a ratio of quick assets to current liabilities, on a quarterly basis, of at least the amounts indicated during each period specified below:



             Period                 Ratio
             ------               ---------

    Through December 31, 1995      1.00:1.00

    March 31, 1996
    through December 31, 1996       .90:1.00

    March 31, 1997 through
    December 31, 1997              1.25:1.00

    Commencing March 31, 1998
    and every quarter
    thereafter                     1.50:1.00

    "Quick assets" means, without duplication, cash, cash equivalents, short-term investments, restricted cash, net Casino lease receivables and related interest receivables, other receivables and marketable securities not classified as long-term investments. Any outstandings under Facility No. 1, excluding issued and outstanding standby letters of credit, shall be included in current liabilities for the purpose of this calculation.

              B. If Facility No. 2 Option No. 2 is in effect to maintain on a consolidated basis a ratio of quick assets to current liabilities, on a quarterly basis, of at least the amounts indicated during each period specified below:

          Period                           Ratio
          -----                             ----
          Commencing March 31, 1997
          and every quarter
          thereafter                     1.00:1.00

    "Quick assets" means, without duplication, cash, cash equivalents, short-term investments, restricted cash, net Casino lease receivables and related interest receivables, other receivables and marketable securities not classified as long-term investments. Any outstandings under Facility No. 1, excluding issued and outstanding standby letters of credit, shall be included in current liabilities for the purpose of this calculation.

          7.7 Current Ratio. If Facility No. 2 Option No. 2 is in effect to maintain on a consolidated basis a ratio of current assets to current liabilities of at least the amounts indicated for each period specified below:

          Period                          Ratio
          -----                           -----
          December 31, 1994
          through December 31, 1995      1.00:1.00

          March 31, 1996
          through December 31, 1996       .75:1.00

Any outstandings under Facility No. 1, excluding issued and outstanding standby letters of credit, shall be included in current liabilities for the purpose of this calculation.

          7.8 Cash and Short Term Cash Equivalents. During the Borrower's fiscal year 1996 only, maintain on a quarterly consolidated basis cash and short term cash equivalents, and short term investments, excluding Restricted Cash, minus the amounts outstanding on the revolving lines of credit under Facility No. 1 (but excluding issued and outstanding letters of credit for purposes hereof) of at least Ten Million Dollars ($10,000,000).

          7.9 Other Debts. Not to have outstanding or incur any direct or contingent debts for borrowed money (other than to the Bank), or become liable for the debts of others without the Bank's written consent. As to the Borrower, this does not prohibit:

               (a) Acquiring goods, supplies, or merchandise on the Borrower's usual trade credit terms.

               (b) Endorsing negotiable instruments received in the ordinary course of its business.

               (c) Obtaining or executing surety bonds or other similar undertakings in the ordinary course of its business.

               (d) Maintaining debts and lines of credit in existence on the date of this Agreement disclosed in writing to the Bank including, without limitation, any disclosure in the financial statements of the Borrower provided, however, that the proceeds of Facility No. 2 Option No. 2 may only be used to repay the debt of Sunflower Racing, Inc. in the approximate principal amount of $30,000,000.

               (e) Incurring additional secured debts for the acquisition of fixed or capital assets, to the extent permitted in paragraphs 7.4, 7.5 and, if applicable, 7.10 of this Agreement.

          7.10 Other Liens. Not to create, assume, or allow the security interest or lien (including judicial liens) on property Borrower now or later owns, except:

               (a) Security interests or liens, if any, in favor of the Bank.

               (b) Liens for taxes not yet delinquent and for which adequate reserves are maintained.

               (c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank including, without limitation, any disclosure in the financial statements of the Borrower.

               (d) Additional liens in property acquired by the Borrower after the date of this Agreement to the extent permitted pursuant to paragraphs 7.4, 7.5 and 7.9 of this Agreement not to exceed $5,000,000 annually in the aggregate.

               (e) Additional liens for self insurance by Hollywood Park Operating Company for California State Workers Compensation Plan.

          7.11 Out of Debt Period; Facility No.1. To repay any advances in full, and not to draw any additional advances on the Borrower's revolving line of credit under Facility No. 1, for a period of at least 30 consecutive days in each 12 calendar months' period commencing as from the date of this Agreement. For the purposes of this paragraph, "advances" does not include undrawn amounts of outstanding standby letters of credit.

          7.12 Notices to Bank. To promptly notify the Bank in writing upon becoming aware of:

               (a) the commencement of any litigation where the amount claimed is over Two Million Dollars ($2,000,000) affecting the Borrower or any guarantor.

               (b) any substantial dispute between the Borrower or any guarantor and any government authority the adverse determination of which would materially impair the Borrower's or any guarantor's financial condition or ability to repay its obligations under this Agreement or any guaranty.

               (c) any Event of Default or an event which upon a lapse of time or notice or both would become an Event of Default.

               (d) any material adverse change in the Borrower's or any guarantor's financial condition or operations.

               (e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

          7.13 Books and Records.  To maintain adequate books and records.

          7.14 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of Borrower's books and records at any reasonable time during normal business hours and upon reasonable prior written notice. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorize that third party to permit the Bank or its agents to have access to perform inspections or audits concerning such properties, books and records as permitted under this paragraph 7.14, provided the Bank notifies the Borrower before any such inspections and offers the Borrower an opportunity to be present at such inspections.

          7.15 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business which are applicable to the Borrower's business where failure to comply would result in a material adverse change in the Borrower's financial condition, operations or ability to repay its obligations under this Agreement.

          7.16 Preservation of Rights. To maintain and preserve all material rights, privileges, and franchises the Borrower now has which are necessary for the conduct of the Borrower's business.

          7.17 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower's properties which are necessary for the conduct of its business in good working condition.

          7.18 Cooperation. To take any action reasonably requested by the Bank to carry out the provisions of this Agreement.

          7.19 Insurance. To maintain insurance reasonably satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation (self insurance is expressly permitted for worker's compensation), and any other insurance which is usual for the Borrower's business, but excluding earthquake insurance unless it becomes generally available at reasonable premiums and is maintained by owners of similar real property.

          7.20 Additional Negative Covenants. Not to, and cause each guarantor not to, without the Bank's prior written consent which consent shall not be unreasonably withheld:

               (a) engage in any business activities substantially different from the Borrower's or any guarantor's business which presently includes the development of real estate holdings in connection with or related to race track and/or card rooms; race track and/or card room operations; gaming operations at race track and/or card rooms as legally permitted and recreation activities related to any of the foregoing.

               (b) liquidate or dissolve the Borrower's or any guarantor's business or any material portion of the Borrower's or any guarantor's business, provided, however, Borrower may dissolve, liquidate or otherwise dispose of Sunflower Racing, Inc., unless Facility No. 2 Option No. 2 is in place.

               (c) enter into any consolidation or merger unless the Borrower is the surviving entity with respect to mergers or consolidations involving the Borrower and unless a guarantor is the surviving entity with respect to merger or consolidations involving a guarantor or guarantors, and the merger or consolidation is (i) Friendly, (ii) the Borrower is in compliance with all terms of this Agreement upon completion of the consolidation or merger and (iii) the acquisition is within the scope of the business activities maintained in 7.20(a) above.

               (d) enter into any pool, joint venture, syndicate or other combination (an "acquisition") unless such acquisition is (i) Friendly,
     (ii) the Borrower is in compliance with all terms of this Agreement once the acquisition is completed and (iii) the acquisition is within the scope of the business activities maintained in 7.20(a) above.

     "Friendly" means such acquisition is not opposed by the acquired entity's board of directors or governing body or by a shareholder or shareholders controlling a significant portion of the voting shares of such entity, or is not made with knowledge of facts or circumstances that such acquisition is likely to be unfriendly.

               (e) If Facility No. 2 Option No. 1 is in effect, downstream more than Three Million Dollars ($3,000,000) in the aggregate to Sunflower Racing, Inc., and SR Food & Racing, Inc.

          7.21 ERISA Plans. To give prompt written notice to the Bank of the occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30 day notice; any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA; any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA; or the commencement of any proceeding with respect to a Plan under
Section 4042 of ERISA.

          7.22 Sale of Assets. Not, and cause all guarantors not to (i) sell, lease or dispose of any business or assets; provided that a breach of this provision shall not occur by reason of aggregate sales of assets by Borrower and the guarantors in any given year for up to $2,000,000 below the aggregate fair market value of such assets (ii) enter into any sale and leaseback agreements.

          7.23 Modification of Lease. Not amend that certain Oil and Gas Lease, dated February 12, 1981, originally between Hollywood Park, Incorporated, as lessor, and Casex Company, as lessee, in any manner that would reduce the Borrower's rights regarding lessee's abandonment of the well or other rights involving the condition of the drilling site, the control or removal of hazardous substances or other environmental matters.

          7.24 Loans to Officers. Not to make any loans, advances or other extensions of credit to any of the Borrower's executives, officers, or directors or shareholders (or any relatives of any of the foregoing).

          7.25 Subsidiary Guaranty. Cause any new subsidiary of the Borrower to guaranty the obligations of the Borrower hereunder in the amounts, and in form and substance satisfactory to the Bank, provided that the guaranty of any new subsidiary in which the Borrower's investment is less than Two Hundred Fifty Thousand Dollars ($250,000) or less will not be required if the total investment of Borrower in all such subsidiaries is not in excess of One Million Dollars ($1,000,000) in the aggregate.

          7.26 Subsidiary Dividends. Not allow any guarantor to enter into any agreement which would prevent it from making distributions and/or dividends of its net income to Borrower.

8.  HAZARDOUS WASTE INDEMNIFICATION

          The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity will survive repayment of the Borrower's obligations to the Bank.

9.  DEFAULT

          If any of the following events (each an "Event of Default") occur and is continuing, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and declare all obligations of the Borrower to the Bank under or in respect of this Agreement and any instrument or agreement required under this Agreement immediately due and payable, without notice of default (unless expressly required elsewhere under this Agreement), presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character. If an Event of Default occurs under the paragraph entitled "Bankruptcy" below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

          9.1 Failure to Pay. The Borrower fails to pay: (i) within 5 banking days of the date due, any installment of interest; (ii) when due, any installment of principal, or (iii) within 5 banking days after written demand, any other sum due under this Agreement in accordance with the terms of this Agreement.

          9.2 False Information. Any information delivered to the Bank by the Borrower proves to be false or misleading in any material respect as of when delivered.

          9.3 Bankruptcy. The Borrower or any guarantor files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or any guarantor, or the Borrower or any guarantor makes a general assignment for the benefit of creditors unless any such petition or assignment is dismissed within a period of 60 days after the filing.

          9.4 Receivers. A receiver or similar official is appointed to take possession of the properties of the Borrower or any guarantor unless such appointment is set aside or withdrawn or ceases to be in effect within 60 days after the filing or appointment.

          9.5 Judgments. Any judgments or arbitration awards in the amount of Five Million Dollars ($5,000,000) or more in excess of any available insurance coverage are entered against the Borrower or any guarantor and such judgment or award shall not have been vacated or discharged by other than payment, stayed or bonded pending appeal within 60 days of its entry, or the Borrower or any guarantor enters into any settlement agreements with respect to any litigation or arbitration, obligating the Borrower or any one or more guarantors to pay an aggregate amount of Five Million Dollars ($5,000,000) or more in excess of any available insurance coverage.

          9.6 Government Action. Any government authority takes action that the Bank reasonably believes materially impairs the financial condition of the Borrower and guarantors taken as a whole, or their collective ability to repay the obligations under this Agreement.

          9.7 Material Adverse Change. A material adverse change occurs in the financial condition, properties or prospects, of the Borrower and the guarantors and which impairs their collective ability to repay the obligations under this Agreement.

          9.8 Cross-default. Any default occurs under any agreement in connection with any indebtedness for borrowed money which the Borrower or any guarantor has obtained from anyone else or which the Borrower or any guarantor has guaranteed in the principal amount of One Million Dollars ($1,000,000) or more if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation after expiration of any applicable notice, grace or cure periods.

          9.9 Other Bank Agreements. The Borrower or any guarantor fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower or any guarantor has with the Bank or any affiliate of the Bank, and such failure continues without cure for 15 banking days after the Borrower or any guarantor becomes aware of such failure.

          9.10 ERISA Plans. The occurrence of any one or more of the following events with respect to the Borrower, provided such event or events could reasonably be expected, in the reasonable judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower with respect to a Plan or impair the Borrower's ability to repay its obligations under this Agreement:

               (a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.

               (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower's full or partial withdrawal from a Plan.

          9.11 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article and such failure continues without cure after 15 banking days after written notice to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

10.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

          10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied; provided, that if there shall be a change in GAAP so as to affect the premises on which the financial covenants are predicated, the Bank agrees to negotiate with the Borrower to make proper adjustments to the financial covenants.

          10.2 California Law.  This Agreement is governed by California law.

          10.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees not to assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees, provided such actual or potential participants or assignees shall agree in writing to treat all non-public financial information exchanged as confidential. If a participation is sold or the loan is assigned and the Bank has provided the Borrower with written notice of such participation or assignment and the identity of the purchaser, the purchaser will thereafter have the right of set-off against the Borrower. The Bank acknowledges and agrees that it will nevertheless remain liable to fund loans and issue standby letters of credit hereunder to or for the benefit of Borrower notwithstanding any participations and/or assignments of its interest in the loan.

          10.4  Arbitration.

               (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, arising under this Agreement (including any renewals, extensions or modifications of this Agreement); any document, agreement or procedure related to or delivered in connection with this Agreement; any violation of this Agreement.

               (b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

               (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

               (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

               (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

               (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

               (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If all parties do not consent to arbitration, the controversy or claim will be settled as follows:

                    (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

                    (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

                    (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

                    (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

               (h) This provision does not limit the right of the Borrower or the Bank to exercise self-help remedies such as setoff; foreclose against or sell any real or personal property collateral; or act in a court of law, before, during or after the arbitration proceeding to obtain: (A) an interim remedy; and/or (B) additional or supplementary remedies.

               (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

               (j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

          10.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

          10.6 Administration Costs. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

          10.7 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of in-house counsel.

          10.8 One Agreement. This Agreement and the agreements required by this Agreement, collectively represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, including, without limitation, any Application and Agreement for Standby Letters of Credit, this Agreement will prevail.

          10.9 Notices. All notices required under this Agreement shall be in writing and personally delivered, faxed or sent by first class mail, postage prepaid, to the addresses set forth below, or to such other addresses as the Bank and/or the Borrower may specify from time to time in writing. Notice shall be effective upon receipt if personally delivered or faxed, or 3 banking days after deposited as first class mail, postage prepaid.

               Hollywood Park, Inc.
               1050 South Prairie
               Inglewood, California 90301
               Attention: G. Michael Finnigan
               Fax #: (310) 673-2582

          With a copy to:

               Irell & Manella
               1800 Avenue of the Stars
               Suite 900
               Los Angeles, CA 90067-42676
               Attention:  Alvin G. Segel
               Fax #: (310) 203-7199

               Bank of America National Trust
                and Savings Association
               Century City Commercial Banking
               2049 Century Park East. suite 300
               Los Angeles, California 90067
               Attention: Sheryl Bond
               Fax #: (310) 785-6100

          With a copy to:

               Bank of America National Trust
                and Savings Association
               Legal Department
               555 South Flower Street, Suite 800
               Los Angeles, California 90071
               Attention: Alice A. Herald
               Fax#: (213) 228-2086

          10.10 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

          10.11 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

          10.12 Prior Agreement Superseded. This Agreement supersedes the Business Loan Agreement entered into as of August 1, 1993, between the Bank and the Borrower, any amounts or letters of credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

          This Agreement is executed as of the date stated at the top of the first page.



BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION


By: \s\ Scott Aney
    ----------------------
Title:  Vice President




   HOLLYWOOD PARK, INC.


By:  \s\ R.D. Hubbard
    -----------------------
    R. D. Hubbard
    Title: Chairman of the Board and
           Chief Executive Officer

By:  \s\ G. Michael Finnigan
     -----------------------
     G. Michael Finnigan
     Title:  Executive Vice President and
             Chief Financial Officer

                                   Exhibit A
                                Bank of America
            Application and Agreement for Standby Letter of Credit

TO: Bank of America National Trust and Savings Association ("Bank")

For Bank Use Only
L/C No.

A. Application.

________________________("Customer") requests Bank to issue an irrevocable standby letter of credit ("Letter of Credit") as follows:

__ Full text teletransmission __ Airmail with brief preliminary teltransmission advice __ Airmail __ Courier
For account of (Customer Name and Address)


In favor of (Beneficiary Name and Address)


Advising Bank

Amount (in words and figures)___________________(____________)
Currency
Expiration Date: Drafts to be drawn on and presented at Bank's issuing unit on or before:________________________,19___

Available by drafts drawn at sight on Bank's issuing unit when accompanied by the following documentation:

1. The original standby letter of credit.
2. The signed statement of the beneficiary worded as follows (state exact wording that is to appear in the statement accompanying the draft):

Special Instructions:

Customer understands that the risk to the Customer is greater if Customer requests a standby letter of credit which requires only a draft rather than an standby letter of credit which requires supporting documentation. Customer understands that the final form of the Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Bank's letter of credit issuing unit and Customer hereby consents to such revisions and changes.

B. Agreement
In consideration of Bank issuing for the account of Customer the Letter of Credit, Customer agrees to the following:

1. Customer shall pay Bank, on demand, all amounts paid by Bank under or in respect to the Letter of Credit.

2. On each fee payment date, so long as any undrawn amount of Letter of Credit remains available, Customer shall pay Bank a Letter of Credit fee. The fee payment dates shall be the dates as Customer and Bank may agree or in the absence of such agreement the fee payment date shall be the date on which the Bank issues such Letter of Credit. The fee shall be at such rate per annum as Customer and Bank may agree, or in the absence of such agreement, at the rate customarily charged by Bank at the time such fee is payable. The applicable Letter of Credit fee shall be calculated and payable on the undrawn amount of the Letter of Credit as of such fee payment date, and shall be for the period commencing on such fee payment date and ending on the day preceding the next fee payment date (or the expiration date of the Letter of Credit, as the case maybe), both dates inclusive. The Letter of Credit fee will be computed on the basis of a 365 day year and actual days elapsed. Bank shall not be required to refund any portion of the Letter of Credit fee paid for any period during which
(a) the Letter of Credit expires or otherwise terminates, or (b) the undrawn amount of the Letter of Credit is reduced by drawing or by amendment.

3. Customer shall pay Bank, on demand, commissions and fees for amendments to the Letter of Credit, payments under the Letter of Credit, extensions of the Letter of Credit, cancellation of the Letter of Credit, and other services in the amounts Customer and Bank may agree, or, in the absence of such agreement, in the amounts customarily charged by Bank on the date of the Bank's demand.

4. All payments and deposits by Customer under this Application and Agreement shall be made at the branch or office Bank may designate from time to time. Bank shall have no obligation to pay Customer interest on any deposit made by Customer under this Application and Agreement.

5. (a) All payments and deposits by Customer under this Application and Agreement shall be in the currency in which the Letter of Credit is payable, except that the Bank may , at its option, require payments and deposits by Customer under this Application and Agreement to be made in U.S. Dollars if the Letter of Credit is payable in a foreign currency. (b) The amount of each payment and each deposit by Customer under this Application and Agreement in U.S. dollars for a Letter of Credit payable in a foreign currency shall be determined by converting the relevant amount to U.S. Dollars at the Conversion Rate in effect: (i) with respect to each payment under Paragraph B.1., on the date the payment is made by Bank under or in respect of the Letter of Credit; and (ii) with respect to each payment not falling under the preceding clause(i) and each deposit, on the date of Bank's demand for such payment or deposit. (c) If a U.S. Dollar deposit by Customer under this Application and Agreement for a Letter of Credit payable in a foreign currency becomes less than the U.S. Dollar equivalent of the undrawn amount of the Letter of Credit because of any variation in rates of exchange, Customer shall deposit with Bank, on demand, additional amounts in U.S. Dollars so that the total amount deposited by Customer under this Application and Agreement is not less than the U.S. Dollar equivalent of the undrawn amount of the Letter of Credit, determined by using the Conversion Rate on the date of Bank's latest demand. (d) "Conversion Rate" means the rate quoted by Bank in San Francisco, California for the purchase from Bank of the relevant foreign currency with U.S. Dollars.

6. Customer shall reimburse or compensate Bank, on demand, for all costs incurred, losses suffered and payments made by bank which are applied or allocated by Bank to the Letter of Credit (as determined by Bank) by reason of any and all present or future reserve, deposit, assessment or similar requirements against (or against any class of or change in or in the amount of) assets or liabilities of, or commitments or extensions of credit by Bank.

7. If Bank determines that any law, rule, regulation or guideline regarding capital adequacy affects or would affect the amount of capital required to be maintained by Bank or any corporation controlling Bank and that (taking into consideration Bank's policies with respect to capital adequacy and Bank's desired return on capital) that amount of required capital is increased as a result of Bank's obligations under the Letter of Credit, then, on demand, Customer shall pay Bank additional amounts sufficient as specified by Bank to compensate Bank for such increase.

8. Upon the occurrence of any of the following event, Customer shall deposit with Bank, on demand and as cash security for Customer's obligations to Bank under this Application and Agreement, an amount equal to the undrawn amount of the Letter of Credit: (a) Customer defaults under any provision of this Application and Agreement; (b) Any bankruptcy or similar proceedings is commenced with respect to Customer; (c) Any default occurs under any other agreement involving the borrowing of money or the extension of credit under which Customer may be obligated as borrower, installment purchaser or guarantor, if such default consists of the failure to pay any indebtedness when due or if such default permits or causes the acceleration of any indebtedness or the termination of any commitment to lend or extend credit;(d) Customer defaults on any other obligation to Bank; (e)In the opinion of Bank, any material adverse change occurs in Customer's business, operations, financial condition or ability to perform its obligations under this Application or Agreement; (f) Any court order, injunction or other legal process is issued restraining or seeking to restrain drawing or payment under the Letter of Credit; (g) Any person other than Beneficiary attempts, or in any way claims any right, to draw under the Letter of Credit, including, without limitation, any debtor in possession, custodian, receiver, trustee, assignee for benefit of creditors, personal representative or other successor.

9. Customer shall pay interest, on demand, on any amount not paid when due under this Application and Agreement from the due date until payment in full at a rate per annum equal to the rate of interest publicly announced from time to time by Bank in San Francisco, California, as its reference rate plus three percentage points. The reference rate is set by Bank based on various factors, including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some credits. Bank may price credit at, above or below the reference rate. Any change in Bank's reference rate shall take effect at the opening of business on the day specified in Bank's public announcement of a change in Bank's reference rate. Interest will be computed on the basis of a 365 day year and actual days elapsed.

10. Customer authorizes Bank to charge any of Customer's accounts with Bank for all amounts then due and payable to Bank under this Application and Agreement.

11. Customer shall pay, on demand, all costs, expenses and attorney's fees (including allocated costs for in-house legal services) incurred by Bank in connection with (a) any dispute concerning the Letter of Credit or this Application and Agreement, or (b) the enforcement of this Application and Agreement.

12. If any arbitration award, judgment or order is given or made for the payment of any amount due under this Application and Agreement and such arbitration award, judgment or order is expressed in a currency other than the currency required under this Application and Agreement, Customer shall indemnify Bank against and hold Bank harmless from all loss and damage incurred by Bank as a result of any variation in rates of exchange between the date of such arbitration award, judgment or order and the date of payment (or, in the case of partial payments, the date of each partial payment) thereof. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Application and Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by Bank from time to time, and shall continue in full force and effect notwithstanding any arbitration award, judgment or order for a liquidated sum in respect of an amount due under this Application and Agreement.

13. The work "Customer" in this Application and Agreement refers to each signer (other than Bank) of this Application and Agreement. If this Application and Agreement is signed by more than one Customer, their obligations under this Application and Agreement shall be joint and several.

14. Subject to the laws, customs and practices of the trade in the area where the beneficiary is located, the Letter of Credit will be subject to, and performance under the Letter of Credit by Bank, its correspondents, and the beneficiary will be governed by, the "Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500," or by later Uniform Customs and Practice fixed by later Congresses of the International Chamber of Commerce as in effect of on the date the Letter of Credit is issued.

15. This Application and Agreement shall be governed by and construed under the laws of the State of California, to the jurisdiction of which the parties hereto submit.

16. Any controversy among the parties arising out of or relating to this Application and Agreement or the Letter of Credit shall at the request of any party be determined by arbitration. The arbitration shall be conducted in San Francisco, California, under the United States Arbitration Act (Title 9, U.S.
Code), notwithstanding any choice of law provision in the Application and Agreement or the Letter of Credit, and pursuant to the Commercial Rules of the American Arbitration Association. The arbitrator shall give effect to statues of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by at arbitrator. Judgment upon the arbitration award may be entered in any court having jurisdiction. This Paragraph shall not limit the right of any party to this Application and Agreement or the Letter of Credit to exercise lawful self-help remedies or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during, or after the pendency of any arbitration. The seeking, obtaining or exercising of such a remedy does not waive the right of any party, including the party who sought such remedy, to resort to arbitration. Notwithstanding the foregoing, no controversy shall be submitted to arbitration under this Paragraph without the consent of all parties, if at the time of the proposed submission, such controversy arises from or relates to an obligation to Bank which is secured by real property collateral.

17. Customer represents and warrants to Bank the Customer has obtained all import and export licenses and other governmental approvals required for the goods and the documents described in the Letter of Credit. Without limiting the generality of the foregoing, Customer further expressly represents and warrants to Bank that the transactions underlying the Letter of Credit are not prohibited under the Foreign Asset Control Regulation of the United States Treasury Department.

This Application and Agreement is executed by Customer on______________, 19___

Name of Customer

By______________________________________   Title______________________________

By______________________________________   Title______________________________

                                  EXHIBIT "B"

                               BORROWING REQUEST
                              (Letter of Credit)



          Reference is hereby made to the Business Loan Agreement dated as of April 14, 1995 ("Loan Agreement"), by and between Bank of America National Trust and Savings Association, and Hollywood Park. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

          Borrower hereby requests issuance of a letter of credit as follows:

          Face Amount of Letter of Credit            $

          Issuance Date:

          Beneficiary of Letter of Credit:

          Maturity Date of Letter of Credit:

          Other terms and/or conditions, if any, are as stated on attachments hereto.


                                            HOLLYWOOD PARK, INC.


                                            By:

                                            Its:

                                  EXHIBIT "B"

                               BORROWING REQUEST
                                    (Loan)



      Reference is hereby made to the Business Loan Agreement dated as of April 14, 1995 ("Loan Agreement"), by and between Bank of America National Trust and Savings Association, and Hollywood Park, Inc., a Delaware corporation. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.


 Borrower hereby requests extension of credit as follows:


 Amount of Loan:                                $

 Funding Date:

 Fixed Rate Portion (if any):

 Fixed Rate Interest Period:

 Offshore Rate Portion (if any):

 Offshore Rate Interest Period:




                                          HOLLYWOOD PARK, INC.


                                          By:

                                          Its:

                            COMPLIANCE CERTIFICATE

TO:  BANK OF AMERICA NATIONAL TRUST
     AND SAVINGS ASSOCIATION

      Reference is made to the Business Loan Agreement dated as of April 14, 1995 between Bank of America National Trust and Savings Association ("Bank") and Hollywood Park, Inc. ("Borrower"), as it may be amended from time to time (the "Agreement"). Terms defined in the Agreement and not otherwise defined in this Compliance Certificate shall have the meanings defined for them in the Agreement. This Compliance Certificate is delivered in accordance with paragraph 7.2(c) of the Agreement.

                      Compliance with Financial Covenants

                             As of           , 19

      Computations showing compliance with paragraphs 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9 and 7.11 of the Agreement are as follows:

  (A)  Paragraph 7.3 Tangible Net Worth.

       (1)  Tangible Net Worth as of
            Compliance Date                        $
       (2)  Minimum Net Worth Required             $
                                                   (2) must be greater than
                                                       or equal to (1)
  (B)  Paragraph 7.4 Leverage Ratio.

       (1)  Total liabilities                      $
       (2)  Tangible Net Worth                     $

            (1) divided by (2)
            Maximum Permitted Ratio                                      :1.00

  (C)  Paragraph 7.5 Fixed Charge Coverage Ratio.  For the period: four
quarters ending                   , 19__:

       (1)  Earnings (before interest expense,
            income taxes, depreciation and
            amortization)                         $

            divided by

       (2)  Interest expense, cash income taxes
            paid, current portion of long
            term debt, cash dividends paid and
            capital maintenance expenditures      $

            Interest Coverage Ratio
            (1) divided by (2)
            Minimum Permitted Ratio
                                                                          :1.00

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

This ratio shall be calculated using the quarter most recently ended and the three immediately preceding quarterly accounting periods.

  (D)  Paragraph 7.6 Quick Ratio.  For the period
       ___________, 19__ through _____________, 19__:

       (1)  Cash, cash equivalents, short-term
            investments, restricted cash, net
            Casino lease receivables and related
            interest receivables, other receivables
            and marketable securities not classified
            as long term investments              $

            divided by

       (2)  Current Liabilities                   $

            Quick Ratio
            (1) divided by (2)
            Minimum Permitted Ratio                                       :1:00

  (E) Paragraph 7.7 Current Ratio. For the period ___________, 19__ through _____________, 19__:

       (1)  Current Assets                        $

            divided by

       (2)  Current Liabilities                   $

            Current Ratio
            (1) divided (2)
            Minimum Permitted Ratio                ______:1:00

  (F)  Paragraph 7.8 Cash and Short Term Cash Equivalents for the fiscal year
1996.

       (1)  Cash and short term cash equivalents,
            and short term investments, excluding
            Restricted Cash, minus the amounts
            outstanding on the revolving lines of
            credit under Facility No. 1           $

       (2)  required                              $10,000,000
                                                  (2) must be greater than
                                                      or equal to (1)

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

   (G)  Paragraph 7.9 Other Debts.

            Additional secured debt for fixed or capital assets since date of
        last Compliance Certificate    $

   (H)  Paragraph 7.11 Out of Debt Requirement.

        Calendar year 19__:
        Dates out of debt:

    A review of the activities of Borrower during the fiscal period covered by this Compliance Certificate has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all of their respective obligations under the Agreement. The representations and warranties contained in the Agreement are true and correct on the date hereof as if made on the date hereof. No Event of Default or any event which, upon a lapse of time or notice or both, would become an Event of Default has occurred and is continuing.




     The undersigned hereby certifies that each and every matter contained herein is derived from the books and records of Borrower and is, to the best knowledge of the undersigned, true and correct.


Dated:                     , 19            HOLLYWOOD PARK, INC.



                                           By:
                                           Title: Chief Financial Officer


                                      51